Exhibit 10(a)

Amendment to the Protective Life Corporation Long-Term Incentive Plan

Protective Life Corporation (the “Company”) hereby amends Section 4(c) of the Protective Life Corporation Long-Term Incentive Plan to read in its entirety as follows, effective as of January 1, 2005:

(c)    Adjustment for Corporate Transactions. If there is a change in the Common Stock as a result of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under the Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be awarded or optioned and sold or made the subject of Awards under the Plan, (ii) the number and kinds of shares subject to outstanding Options and other Awards and (iii) the grant, exercise, base or conversion price with respect to any of the foregoing; provided that the number of shares subject to any Option or other Award shall always be a whole number. The Committee may also make provisions for a cash payment to a Participant or a person who has an outstanding Option or other Award.

IN WITNESS WHEREOF, the Company has executed this document as of February 7, 2007.

PROTECTIVE LIFE CORPORATION

/s/ John D. Johns
John D. Johns
Chairman of the Board,  President and
Chief Executive Officer